HURCO EXTENDS ODD LOT TENDER OFFER


         INDIANAPOLIS--(BUSINESS WIRE)--July 2, 2003 . . . Hurco Companies, Inc. (NASDAQ Symbol: HURC) today announced that the expiration date of its tender offer for the purchase of all shares of its common stock held by persons owning 99 or fewer shares as of the close of business on June 2, 2003 has been extended to 5:00 p.m., New York City time, on July 31, 2003. The offer had been scheduled to expire at 5:00 p.m., New York City time, on Tuesday, July 1, 2003.

         To date, the Company has received tenders of 1,291 shares of common stock from 31 holders eligible to participate in the offer.

         The Company will pay $3.35 for each share purchased in the tender offer. This price represents a premium of 19.6% over the last sale price of the common stock on the Nasdaq National Market on June 2, 2003, the last trading day prior to the date of the offer, and 45.7% over the last sale price on July 1, 2003.

         The offer is not conditioned on the receipt of any minimum number of tenders.

         If, after completion of the tender offer, the Company has fewer than 300 stockholders of record, the Company intends to terminate the registration of its common stock under the Securities Exchange Act of 1934 and become a non-reporting company. If that occurs, the Company will no longer file periodic reports with the Securities and Exchange Commission, including annual reports on Form 10-K and quarterly reports on Form 10-Q, and will not be subject to the SEC's proxy rules. In addition, the common stock will no longer be eligible for trading on the Nasdaq market.

         Questions or requests for documents may be directed to Innisfree M&A Incorporated, the Information Agent for the offer, by telephone at (888) 750-5834 (toll free) or in writing at 501 Madison Avenue, 20th Floor, New York, New York 10022.

         Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the common stock. The tender offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal, each dated June 3, 2003, as amended.

CONTACT: Roger J. Wolf
                  Senior Vice President
                  Chief Financial Officer
                  (317) 293-5309